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                                   EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Alpha Industries, Inc.:

     We hereby consent to incorporation by reference in the registration statements (No. 33-63541, No. 33-63543, No. 33-71013, No. 33-71015, No.
     33-48394, No. 33-38832 and No. 33-63818) on Form S-8 of Alpha Industries, Inc. of our report dated May 1, 2001 relating to the consolidated balance sheets of Alpha Industries, Inc. and subsidiaries as of April 1, 2001 and April 2, 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended April 1, 2001, which report appears in the April 1, 2001 annual report on Form 10-K of Alpha Industries, Inc.



/s/KPMG LLP
KPMG LLP
Boston, Massachusetts
June 29, 2001